EXHIBIT 5

Citadel Security Software Inc.
8750 North Central Expressway, Suite 100
Dallas, Texas 75251

Re:  Registration Statement on Form S-8

Ladies and Gentlemen::

We have acted as special counsel for Citadel Security Software Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 9,440,604 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), which may be issued pursuant to the Citadel Security Software Inc. 2002 Stock Incentive Plan; options granted to employees, directors and consultants outside of the Plan; and shares issued in settlement of certain obligations of the Company. This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(3) of Regulation S-K. The 9,440,604 shares of Common Stock issuable pursuant to the Plans and Options are referred to herein as the "Shares."

We have examined and are familiar with the Certificate of Incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware, Bylaws of the Company, as amended, proceedings of the Board of Directors and shareholders of the Company in connection with the adoption of the Plan and agreements, and such other records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this option letter.

Based on the foregoing, it is our opinion that the Shares, when issued in accordance with the terms and conditions of the Plan and agreements, will be legally and validly issued, fully paid and nonassessable.

We are licensed to practice law in the State of Texas and express no opinion as to any laws other than those of such state and the federal laws of the United States of America.

This opinion Letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder

/s/ David Allen Wood, P.C.


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